CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into as of January 26, 2007 (“Effective Date”), by and between PACE Health Management Systems, Inc., an Iowa corporation (the “Company”), and Yankee Partners, LLC (the “Consultant”).

In consideration of the mutual covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Relationship of the Parties. (a) Consultant agrees to perform services (the “Services”) for the Company relating to the Mid-Atlantic Region programs of the Company, as well as management and other services as agreed to by Consultant and the Company.

(b) In the performance of the Services, Consultant shall act solely as an independent contractor, and nothing herein shall at any time be construed to create the relationship of employer and employee, partnership, principal and agent, or joint venture as between the Company and Consultant. Neither party shall have any right or authority to, nor will either party attempt to enter into any contract, commitment or agreement, or to incur any debt or liability of any nature, in the name, or on behalf, of the other party.

2. Term. The term of this Agreement shall commence as of January 26, 2007 (the “Commencement Date”), and end on the one year anniversary of the Commencement Date (the “Initial Term”), unless earlier terminated as provided in Section 4 or 5 hereof. This Agreement shall be automatically renewed for successive one-year periods thereafter, commencing upon the expiration of the Initial Term, unless earlier terminated as provided in Section 4 or 5 hereof. Consultant shall, following the Commencement Date, provide its Services to the Company on a full-time business basis requiring the devotion of 5 days per week of its productive business time for the efficient and successful operation of the business of the Company.

3. Compensation and Benefits.

3.1 Cash Compensation. For the performance of Consultant’s Services hereunder following the Commencement Date, the Company shall pay Consultant a per diem amount equal to $730.77 per day (the “Per Diem Amount”) for each day worked on behalf of the Company, or such greater amount as may be agreed upon by the parties. On the first of each month, Consultant shall submit to the Company for approval a tentative monthly schedule indicating Consultant’s anticipated performance time, including, without limitation, days, hours and locations relating to Consultant’s performance of its Services on behalf of the Company, as well as Consultant’s travel dates and travel time. In the event Consultant is traveling and works a two shift day providing Services as a physician’s assistant at any of the detention facilities set forth on Schedule I attached hereto, as indicated by overnight stays on both the day immediately prior and after the working day, then Consultant’s Per Diem Amount will be equal to two (2) days work or $1,461.54. Consultant shall submit biweekly time sheets in accordance with Company policy which shall be due by 10:00 AM on the first Monday following the end of the Company’s biweekly pay period.

3.2 Additional Compensation; Incentive Compensation.

(a) Company may, in its sole discretion, pay additional compensation (“Additional Compensation”) to Consultant based upon the performance of its Services. The amount of the Additional Compensation, which is not to exceed an aggregate of $40,000 annually, shall be based on Consultant’s ability to maintain the Company’s current business and revenues generated by all Maryland sites for the year 2007 (the “Maryland Accounts”), such amount to be prorated against each Maryland Account. A list of the Maryland Accounts and the prorated Additional Compensation amounts are set forth on Schedule I attached hereto. Notwithstanding the foregoing, in the event the revenues generated by any individual Maryland Account are equal to an amount less than the stipulated revenue amount for such year, such revenues shall not be included in calculating the Additional Compensation amount.

(b) Further, in the event Consultant generates New Business Services (as defined below) on behalf of the Company, the Company shall pay to Consultant an incentive compensation (“Incentive Compensation”) amount equal to one half (1/2) of one percent (1%) of the first twelve (12) months of gross revenue actually collected and received by the Company from each New Business Service, provided, however, that the gross revenue generated through such New Business Services shall exclude price escalators and cost-of-living adjustments. Any Additional Compensation or Incentive Compensation paid to Consultant shall be in addition to the Per Diem Amount. All compensation earned by Consultant shall be subject to all applicable state and federal tax obligations. For purposes of this Agreement, “New Business Services” shall mean new site contracts between the Company and new detention facilities, as well as new services added to the Company’s current site contracts, including but not limited to, pharmaceutical services, mental health services, dental services, employee physicals and third party administration.

(c) Any and all amounts of Additional Compensation or Incentive Compensation to which Consultant is entitled shall be payable within 45 days after the close of each applicable calendar quarter.

3.3 Stock Options. From time to time the Company may grant to Consultant options under the Company’s 2007 Stock Option Plan (or its successor stock plan) to purchase shares of the Company’s common stock at a stated exercise price per share.

3.4 Benefits. Consultant shall not be eligible for or entitled to any and all benefits provided by the Company to its employees.

3.5 Reimbursement of Expenses. Consultant shall be entitled to be reimbursed for all reasonable expenses, including but not limited to expenses for travel for business, as appropriate, business meals and entertainment, incurred by Consultant in performing its Services. The Company shall reimburse Consultant for travel expenses for business purposes with respect to a vehicle of Consultant’s choice, including but not limited to, tolls, gasoline and parking. In addition to the reimbursement of such travel expenses, Consultant shall be entitled to a monthly car allowance in the amount of $800 per month to be paid by the Company. Such monthly car allowance shall be subject to all applicable state and federal tax obligations. Consultant shall submit expense reports and receipts documenting the expenses incurred in accordance with Company policy as provided. The Company’s obligation to reimburse authorized expenses incurred or accrued prior to termination of this Agreement shall survive any such termination.

4. Change of Control. In the event of a Change of Control (as defined below) of the Company, all options and other equity incentives then granted to Consultant, if any, which are unvested at the date of the Change of Control shall immediately vest and be exercisable.

As used herein, a “Change of Control” of the Company shall mean any of the following: (i) the acquisition by any person(s) (individual, entity or affiliated or unaffiliated group) in one or a series of transactions (including, without limitation, issuance of shares by the Company or through merger of the Company with another entity) of direct or indirect record or beneficial ownership of 50% or more of the voting power with respect to matters put to the vote of the shareholders of the Company and, for this purpose, the terms “person” and “beneficial ownership” shall have the meanings provided in Section 13(d) or 14(d) of the Securities Exchange Act of 1934 or related rules promulgated by the Securities and Exchange Commission; (ii) the commencement of or public announcement of an intention to make a tender or exchange offer for more than 50% of the then outstanding Shares of the common stock of the Company; or (iii) a sale of all or substantially all of the assets of the Company. Notwithstanding the foregoing, the following acquisitions shall not constitute a “Change of Control”: (1) the capital raise and the closing of the merger between the Company and ConMed, Inc. with the Company as the surviving entity; (2) the consummation of the expected Plan of Recapitalization disclosed in the Confidential Private Placement Memorandum, dated September 13, 2006; (3) the closing of any transaction that in good faith may be reasonably characterized as an acquisition of another entity by the Company rather than the other way around; or (4) any acquisition of the Company or its shares by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company.

5. Termination.

5.1 Termination. Either party may terminate the Agreement at any time for any reason with 90 days’ prior written notice to the other party.

5.2 Effects of Termination.

(a) Upon termination of this Agreement, the Company will promptly pay Consultant all Per Diem Amounts owed to Consultant, as previously defined in writing by the Company, and unpaid through the date of termination (including, without limitation, expense reimbursements).

(b) Upon termination of this Agreement, Consultant or any of its members agree that for the three (3) year period following the date of such termination or during the period that Consultant or any of its members are an owner of any issued and outstanding stock of the Company:

(i) Consultant or any of its members will not directly or indirectly, whether as a director, consultant or advisor, or in any other capacity whatsoever other than a passive investor or an owner of more than five percent (5%) of the issued and outstanding shares of stock of any such entity, provide services to any person, firm, corporation or other business enterprise located in any state in which the Company is doing business, which is involved in the business of providing healthcare services or management services to jails, prisons, or correctional facilities in direct competition with the Company, unless Consultant or such member obtains the Company’s prior written consent.

(ii) Consultant or any of its members will not knowingly, directly and actively solicit any individual to leave the Company’s then full-time employ, for any reason, to join or be employed by any employer that then employs Consultant or any of its members as an employee, director, consultant or advisor.

(iii) Consultant or any of its members will not knowingly, directly and actively induce any provider, agent, customer, supplier, distributor, or licensee of the Company to cease doing business with the Company or to breach its agreement with the Company.

(c) Consultant or any of its members acknowledge that monetary damages may not be sufficient to compensate the Company for any economic loss, which may be incurred by reason of breach of the restrictive covenants set forth in Section 5.2(b). Accordingly, in the event of any such breach, the Company shall, in addition to any remedies available to the Company at law, be entitled to seek equitable relief in the form of an injunction, precluding Consultant or such member from continuing to engage in such breach.

(d) If any restriction set forth in Section 5.2(b) is held to be unreasonable, then Consultant or any of its members and the Company agree, and hereby submit, to the reduction and limitation of such prohibition to such area or period as shall be deemed reasonable.

(e) In the event of termination of this Agreement, Consultant and any of its members agree not to make to any person, including but not limited to customers of the Company, any statement that disparages the Company or which reflects negatively upon the Company, including but not limited to statements regarding the Company’s financial condition, its officers, directors, shareholders, employees and affiliates. The Company agrees not to make to any person, including but not limited to customers of the Company, any statement that disparages Consultant or any of its members or which reflects negatively upon Consultant or any of its members, including but not limited to statements regarding Consultant’s financial condition.

6. Confidentiality. This Agreement with the Company shall be contingent upon Consultant’s execution of, and the Company’s receipt of the Non-Competition, Non-Solicitation and Confidentiality Agreement, substantially in the form attached hereto as Exhibit A.

7. Indemnification. Consultant and its members assume liability for, and shall indemnify, defend, protect, save and hold the Company harmless from and against any and all claims, actions, suits, costs, liabilities, judgments, obligations, losses, payments, interests, penalties, taxes (including employee withholding taxes), damages and expenses (including reasonable legal fees and expenses) or other liabilities of whatsoever kind or nature, incurred by the Company resulting from, based upon, relating to or arising out of the Consultant’s relationship with the Company pursuant to this Agreement, the Consultant’s performance of its Services under this Agreement or any breach or alleged breach of any of Consultant’s representations, covenants or obligations made pursuant to this Agreement.

8. General Provisions.

8.1 Assignment. Neither party may assign or delegate any of its rights or obligations under this Agreement without the prior written consent of the other party.

8.2 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior written and verbal agreements between the parties.

8.3 Modifications. This Agreement may be changed or modified only by an agreement in writing signed by both parties hereto.

8.4 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and permitted assigns and Consultant and its successors and permitted assigns by operation of law, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join and be bound by the terms and conditions hereof.

8.5 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with, the laws of the State of Delaware, and venue and jurisdiction for any disputes hereunder shall be heard in any court of competent jurisdiction in Delaware for all purposes.

8.6 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect.

8.7 Further Assurances. The parties will execute such further instruments and take such further actions as may be reasonably necessary to carry out the intent of this Agreement.

8.8 Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed received by the recipient when delivered personally or, if mailed, five (5) days after the date of deposit in the United States mail, certified or registered, postage prepaid and addressed, in the case of the Company, to its corporate headquarters, attention Chairman of the Board, and in the case of Consultant, to the address shown for Consultant on the signature page hereof, or to such other address as either party may later specify by at least ten (10) days advance written notice delivered to the other party in accordance herewith.

8.9 No Waiver. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of that provision, nor prevent that party thereafter from enforcing that provision of any other provision of this Agreement.

8.10 Legal Fees and Expenses. In the event of any disputes under this Agreement, the prevailing party or parties shall be reimbursed by the party or parties who do not prevail for their reasonable attorneys, accountants and expert fees and related expenses and for the costs of such proceeding.

8.11 Counterparts. This Agreement may be executed by exchange of facsimile signature pages and/or in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and Consultant have executed this Agreement, effective as of the day and year first above written.

PACE Health Management Systems, Inc.

By:           /s/ Richard Turner
Name: Richard Turner, PH.D.
Title: President

CONSULTANT:

YANKEE PARTNERS, LLC

By:           /s/ Ronald H. Grubman
Name: Ronald H. Grubman
Title: Member

Address:

     /s/ Ronald H. Grubman
Ronald H. Grubman,
for purposes of §§5.2(b), (c), (d) and (e), and 6 only

SCHEDULE I

MARYLAND ACCOUNTS

Site	1st Qtr 2007 Forecast	2nd Qtr 2007 Forecast	3rd Qtr 2007 Forecast	4th Qtr 2007 Forecast	Annual 2007 Forecast
Current Contracts
Allegany, MD	$188,024	$188,024	$195,545	$195,545	$767,138
Baltimore, MD	1,514,308	1,514,308	1,574,880	1,574,880	6,178,376
Calvert, MD	64,753	64,753	67,343	67,343	264,192
Carroll, MD	99,922	99,922	103,919	103,919	407,682
Cecil, MD	311,530	311,530	323,991	323,991	1,271,042
Charles Co,, MD	416,098	416,098	432,742	432,742	1,697,680
CCSO-Charles, MD	12,000	12,000	12,480	12,480	48,960
Dorchester, MD	68,535	68,535	71,276	71,276	279,622
Frederick, MD	325,000	325,000	338,000	338,000	1,326,000
Harford, MD	507,735	507,735	528,044	528,044	2,071,558
Howard, MD	323,782	323,782	336,733	336,733	1,321,030
Kent, MD	48,154	48,154	50,080	50,080	196,468
Queen Anne, MD	47,096	47,096	48,980	48,980	192,152
St Mary's, MD	102,283	102,283	106,374	106,374	417,314
SMD St Mary's, MD	5,081	5,081	5,284	5,284	20,730
SMTF St Mary's, MD	13,700	13,700	14,248	14,248	55,896
Somerset, MD	73,903	73,903	76,859	76,859	301,524
Talbot, MD	71,420	71,420	74,277	74,277	291,394
Totals	4,193,324	4,193,324	4,361,055	4,361,055	17,108,758

EXHIBIT A

NON-COMPETITION, NON-SOLICITATION AND
CONFIDENTIALITY AGREEMENT

This NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT (this “Agreement”) is entered into effective for all purposes as of this ___ day of _______, 2007 by Yankee Partners, LLC and its sole member, Ronald H. Grubman, (collectively, the “Consultant”) in favor of ConMed, Inc., a Maryland corporation, and/or any of its affiliates, parents, subsidiaries or other related entities (collectively, the “Company”).

In consideration and as a condition of Consultant’s agreement with the Company, Consultant hereby agrees as follows:

1. Confidentiality. At all times, Consultant shall keep confidential, except as the Company may otherwise consent to in writing, and not disclose, or make any use of except for the benefit of the Company and in no way competitive with the Company, at any time either during or subsequent to performance by Consultant of services for the Company, any trade secrets, confidential information, knowledge, data or other information of the Company relating to products, processes, know-how, technical data, designs, formulas, test data, customer lists, business plans, marketing plans and strategies, and pricing strategies or other subject matter pertaining to any business of the Company or any of its clients, customers, consultants, licensees or affiliates (collectively, the “Confidential Information”), which Consultant may produce, obtain or otherwise learn of during the course of Consultant’s performance of services and after the cessation of Consultant’s agreement with the Company. Consultant shall not deliver, reproduce, or in any way allow any such Confidential Information to be delivered to or used by any third parties without the specific direction or consent of an authorized representative of the Company.

As used in this Agreement, the term “cessation of Consultant’s services to the Company” shall mean any separation from Consultant providing services to the Company, either voluntarily or involuntarily, either with cause or without cause, or whether the separation is at the behest of the Company or Consultant.

2. Return of Confidential Material. Upon the cessation of Consultant’s services to the Company, Consultant shall promptly surrender and deliver to the Company all records, materials, equipment, drawings, documents, lab notes and books and data of any nature pertaining to any Confidential Information of the Company or to the services provided by Consultant, and Consultant will not take or retain (in any form or format) any description containing or pertaining to any Confidential Information which Consultant may produce or obtain during the course of the Consultant’s association with the Company.

3. Trade Secrets of Others. Consultant represents that its performance of all the terms of this Agreement and as a consultant of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Consultant in confidence or in trust, and Consultant will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any other person or entity. Consultant will not enter into any agreement, either written or oral, in conflict herewith.

4. Non-Competition; Non-Solicitation. For purposes of this Agreement, the term “Competitive Activity” shall mean engaging in the business of providing medical healthcare services to detention facilities. Consultant will not knowingly do, or prepare to do, any of the following, either individually or through any entity controlled by Consultant, and either on Consultant’s behalf or on behalf of any other person or entity competing or endeavoring to compete with the Company, directly or indirectly, during Consultant’s services to the Company and during the period of two (2) years after the cessation of Consultant’s services to the Company, in the states within which the Company conducts its business:

(a) Own, manage, operate, control, consult for, be an officer or director of, work for, or be employed in any capacity by any corporation, partnership, limited liability company, educational or not-for-profit institution or any other business, entity, agency or organization which is in any way involved in the Competitive Activity; or

(b) Solicit prior or current customers, collaborators, joint venturers or other business affiliations of the Company for any purpose associated with a Competitive Activity; or

(c) Solicit for employment or retention (or, following such solicitation, employ or retain) as an employee, independent contractor or agent, any employees or consultants of the Company to engage in, either with the Consultant or in any other capacity, any Competitive Activity.

In the event that Consultant improperly competes with the Company in any manner set forth above, the period during which Consultant engages in such competition shall not be counted in determining the duration of the two (2) year non-compete restriction.

5. Injunctive Relief. Consultant acknowledges that any breach or attempted breach by Consultant of this Agreement or any provision hereof shall cause the Company irreparable harm for which any adequate monetary remedy does not exist. Accordingly, in the event of any such breach or threatened breach, the Company shall be entitled to obtain injunctive relief, without the necessity of posting a bond or other surety, restraining such breach or threatened breach.

6. Modification. This Agreement may not be changed, modified, released, discharged, abandoned, or otherwise amended, in whole or in part, except by an instrument in writing, signed by Consultant and by the Company. Any subsequent change or changes in the relationship between the Company and Consultant or in Consultant’s compensation by the Company shall not affect the validity or scope of this Agreement.

7. Reasonable Terms. Consultant acknowledges and agrees that the restrictive covenants contained in this Agreement have been reviewed by Consultant with the benefit of counsel and that such covenants are reasonable in all of the circumstances for the protection of the legitimate interests of the Company.

8. Entire Agreement. Consultant acknowledges receipt of this Agreement, and agrees that with respect to the subject matter thereof it is Consultant’s entire agreement with the Company, superseding any previous oral or written communications, representations, understandings, or agreements with the Company or any officer or representative thereof.

9. Severabilitv. In the event that any paragraph or provision of this Agreement shall be held to be illegal or unenforceable, the entire Agreement shall not fail on account thereof. It is further agreed that if any one or more of such paragraphs or provisions shall be judged to be void as going beyond what is reasonable in all of the circumstances for the protection of the interests of the Company, but would be valid if part of the wording thereof were deleted or the period thereof reduced or the range of activities covered thereby reduced in scope, the said reduction shall be deemed to apply with such modifications as may be necessary to make them valid and effective and any such modification shall not thereby affect the validity of any other paragraph or provisions contained in this Agreement.

10. Successors and Assigns. This Agreement shall be binding upon the heirs, executors, administrators or other legal representatives of Consultant and is for the benefit of the Company, its successors and assigns.

11. Governing Law. This Agreement shall be governed by the laws of the State of Delaware except for any conflicts of law rules thereof which might direct the application of the substantive laws of another state.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first forth above.

CONSULTANT:

YANKEE PARTNERS, LLC

By:
Name: Ronald H. Grubman Title: Member

Ronald H. Grubman

CONMED, INC.

By:
Name: Richard Turner, PH.D. Title: Chief Executive Officer